Exhibit 11

                             COLUMBIA/HCA HEALTHCARE CORPORATION
              COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                         For the quarters ended March 31, 1994 and 1993 (Dollars in millions, except per share amounts)

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
                                                                             1994       1993

Primary Earnings per Common and Common Equivalent Share:
Earnings:
  Income from continuing operations ...............................       $   137    $   205
  Income from operations of discontinued health plan segment,
      net of income taxes .........................................             -         16
  Extraordinary loss on extinguishment of debt, net of income
      tax benefit .................................................           (92)         -

      Net income ..................................................       $    45     $  221

Shares used in the computation (000):
  Weighted average common shares outstanding ......................       337,222    332,142
  Dilutive effect of common stock equivalents .....................         4,399      5,597

          Shares used in earnings per common and common equivalent
              share computation ...................................       341,621    337,739


Primary earnings per common and common equivalent share:
  Income from continuing operations ...............................       $   .40    $   .61
  Income from operations of discontinued health plan segment ......             -        .04
  Extraordinary loss on extinguishment of debt ....................          (.27)         -

   Net income ..................................................          $   .13    $   .65


                                                                                Exhibit 11


                            COLUMBIA/HCA HEALTHCARE CORPORATION
              COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                      For the quarters ended March 31, 1994 and 1993
                      (Dollars in millions, except per share amounts)


                                                                             1994        1993

Fully Diluted Earnings per Common and Common Equivalent Share:
Earnings:
  Income from continuing operations ...............................       $   137      $  205
  Interest addback on convertible securities, net of income
    taxes .........................................................             -           1
      Income applicable to common stock ...........................           137         206

  Income from operations of discontinued health plan segment,
          net of income taxes ...........................................       -          16
  Extraordinary loss on extinguishment of debt, net of income
          tax benefit ...................................................     (92)          -

            Net income .................................................. $    45      $  222

Shares used in the computation (000):
  Weighted average common shares outstanding ......................       337,222     332,142
  Dilutive effect of common stock equivalents and other
    dilutive securities ...........................................         4,399       7,874

            Shares used in earnings per common and common equivalent
              share computations ........................................ 341,621     340,016


Fully diluted earnings per common and common equivalent share:
  Income from continuing operations ...............................       $   .40     $   .60
  Income from operations of discontinued health plan segment ......             -         .04
  Extraordinary loss on extinguishment of debt ....................          (.27)          -

            Net income .................................................. $   .13     $   .64





















                                                                                Exhibit 12




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